STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) made as of this 18th day of December, 2008 between and among GMS Acquisition Partners Holdings, LLC  (“Buyer”), Vector Intersect Security Acquisition Corp. (“Vector”) and the signatory on the execution page hereof (“Seller”).

WHEREAS, Vector was organized in order to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination (“Business Combination”);

WHEREAS, Vector consummated an initial public offering in May 2007 (“IPO”) in connection with which it raised net proceeds of approximately $58.0 million which were placed in a trust account (the “Trust Account”) pending the consummation of a Business Combination, or the dissolution and liquidation of Vector, in the event it is unable to consummate a Business Combination by May 2009.

WHEREAS, Vector has agreed to acquire (the “Acquisition”) Cyalume Technologies, Inc. (“Cyalume”) pursuant to that certain Stock Purchase Agreement, dated as of February 14, 2008, as amended, between Vector, a subsidiary of Vector, Cyalume and the sole stockholder of Vector (as amended, the “Purchase Agreement”).

WHEREAS, Vector is holding its Special Meeting of stockholders relating to the Acquisition on December 19, 2008 (the “Special Meeting”).

WHEREAS, a holder of shares of Vector’s common stock issued in the IPO may, if s/he/it votes against the Acquisition, demand that Vector convert such common shares into cash (“Conversion Rights”).

WHEREAS, the consummation of the Acquisition is subject to the exercise of Conversion Rights by holders of less than 20% of the Vector common stock issued in the IPO.

WHEREAS, a diligence fee of $25,000 has been paid to Seller.

WHEREAS, Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller the number of common shares set forth on the execution page of this Agreement (“Shares”) for the purchase price per share set forth therein (“Purchase Price Per Share”) and for the aggregate purchase price set forth therein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.           Purchase. Seller hereby sells to Buyer and Buyer hereby purchases from Seller on the Trade Date (as defined below) the Shares for the aggregate consideration set forth on the execution page of this Agreement (the “Aggregate Purchase Price”).

2.           Agreement not to Convert; Appointment of Attorney in Fact.  In further consideration of the Aggregate Purchase Price, because the record date to vote on the proposals set forth in the Definitive Proxy Statement filed on Schedule 14A by Vector with the U.S. Securities Exchange Commission on December 4, 2008 (the “ Proxy Statement”) has passed, and Buyer would not be entitled to vote the Shares at the shareholders meeting contemplated by the Proxy Statement, solely with respect to the vote for the proposals contemplated by the Proxy Statement, Seller hereby irrevocably appoints Jason Epstein with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares (and any and all other Shares or securities or rights issued or issuable in respect thereof (the “Share Derivatives”)) to vote in such manner as such attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise act (including without limitation pursuant to written consent) with respect to all the Shares sold hereunder which Seller is entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of Vector held prior to the termination of this agreement.  This proxy is coupled with an interest in Vector and in the Shares and is irrevocable unless the purchase and sale of the Shares does not settle as described below.  On the Trade Date, all prior proxies granted by Seller at any time with respect to such Shares (and any such Share Derivatives) shall be revoked and no subsequent proxies will be given (and if given will be deemed not to be effective) with respect thereto by Seller.  Concurrently with the execution of this Agreement, Seller is providing GMS a true and correct copy of the voting information form with respect to the Shares held by Seller indicating the financial institution through which such shares are held and the control number provided by Broadridge Financial Solutions regarding the voting of such Shares.  The parties hereto acknowledge that Seller is not under any obligation with respect to voting or changing its vote of such Shares (and any such Share Derivatives) with respect to the proposals to be presented at the Special Meeting (other than the grant and revocation of proxies as set forth above) and, in accordance with the proxy granted hereunder, Jason Epstein shall be solely responsible with respect to voting or changing of the vote of such Shares (and any such Share Derivatives) with respect to the proposals to be presented at the Special Meeting.

3.           Trade and Settlement. The Shares will trade on December 18, 2008 (the “Trade Date”) and the settlement of the purchase of the Shares (the “Settlement”) will take place on December 23, 2008 (the “Settlement Date”), provided, however, that the Settlement shall not take place if the Acquisition does not close on December 19, 2008 (the “Acquisition Closing Date”) and this Agreement will be terminated pursuant to the provisions of Section 7.   It shall be a condition to the obligation of Buyer on the one hand and Seller on the other hand, to consummate the transfer of the Shares contemplated hereunder that the other party’s representations and warranties are true and correct on the date hereof and on the Settlement Date with the same effect as though made on such date, unless waived in writing by the party to whom such representations and warranties are made.

3.1           The Shares transferred to Buyer under this Agreement shall be free and clear of any liens and other encumbrances.  Unless the Settlement does not occur in accordance with the terms of this Agreement, Seller acknowledges that Seller will not be deemed the holder of the Shares from the Trade Date through the Acquisition Closing Date.

3.2           Upon the Settlement (assuming the Settlement occurs), Buyer shall deliver or cause to be delivered to Seller payment by wire transfer of immediately available funds the Purchase Price in accordance with Section 1 of this Agreement.  Each of the parties hereto (other than the Broker (as defined below)) agree that the Aggregate Purchase Price that the Buyer is entitled to receive from Vector in connection with the Acquisition is hereby directed to be and shall be paid to an account at Rodman & Renshaw, LLC (the “Broker”).  The Broker hereby represents and warrants to the Seller as of the date hereof and covenants to the Seller during the period commencing on the date hereof and ending on the Settlement Date that such account includes and shall maintain restrictions that prohibit the removal of such Aggregate Purchase Price from such account except in connection with the Settlement or the termination of this Agreement.  Following the closing of the Acquisition, on the later of (x) the Settlement Date and (y) the first business day immediately following the date of the Broker’s receipt of the Aggregate Purchase Price, the Broker shall automatically (without any additional direction from any person) transfer the Aggregate Purchase Price to the Seller by wire transfer in U.S. dollars and immediately available funds in accordance with the wire instructions of the Seller delivered to the Broker on or prior to such date.

4.           Representations and Warranties of Seller.

4.1           Seller hereby represents to Buyer on the date hereof and on the Settlement Date that:

(a)           Sophisticated Seller.  Seller is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of Shares to Buyer.

(b)           Independent Investigation. Seller, in making the decision to sell the Shares to Buyer, has not relied upon any oral or written representations or assurances from Vector, Buyer, or any of their officers, directors or employees or any other representatives or agents of Buyer or Vector (other than the Filings (as defined below)).  Seller has had access to and reviewed all of the filings related to the Acquisition and the transactions contemplated hereby (the “Filings”) made by Vector with the United States Securities and Exchange Commission (the “SEC”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933 (the “Securities Act”), in each case to the extent available publicly accessible via the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

(c)           Authority. This Agreement has been validly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery thereof by Buyer, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Seller does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Seller is a party which would prevent Seller from performing its obligations hereunder or (ii) to the Seller’s knowledge, any law, statute, rule or regulation to which Seller is subject.

(d)           No Legal Advice from Buyer. Seller acknowledges that he/it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Seller’s own legal counsel and investment and tax advisors. Seller is relying solely on such counsel and advisors and not on any statements or representations of Buyer or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement; provided, that Buyer acknowledges that Seller is relying on the Filings in connection with entering into this Agreement.

(e)           Long Position in the Shares. Seller has a long position in the Shares and does not have a short position in Vector’s securities.

(f)           Share Ownership. Seller owns the Shares free and clear of any liens, pledge, charge, security interest or encumbrance. The Shares are not subject to (i) any agreement to give any of the foregoing, (ii) any conditional sale, or (iii) any voting agreement.

5.           Representations and Warranties of Buyer.

5.1           Buyer hereby represents to Seller on the date hereof and on the Settlement Date that:

(a)           Sophisticated Buyer.  Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of Shares by Seller.

(b)           Independent Investigation. Buyer, in making the decision to purchase the Shares from Seller, has not relied upon any oral or written representations or assurances from Seller or any of its officers, directors, partners or employees or any other representatives or agents of Seller.  Buyer has had access to all of the filings made by Vector with the SEC pursuant to the Exchange Act and the Securities Act, in each case to the extent available publicly accessible via the SEC’s Electronic Data Gathering, Analysis and Retrieval system..

(c)           Authority. This Agreement has been validly authorized, executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by Seller, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Buyer and/or, to Buyer’s knowledge, Vector is a party which would prevent Buyer and/or, to Buyer’s knowledge, Vector from performing its obligations hereunder and pursuant to the Acquisition or (ii) any law, statute, rule or regulation to which Buyer, Vector (to Buyer’s knowledge), the Acquisition and/or the transactions contemplated hereby is subject.

(d)           Litigation.  There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of Buyer, threatened against Buyer which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

(e)           Consents.  No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated thereby.

(f)           Placement Agent Fees.  Buyer shall be responsible for the payment of any agent’s fees, financial advisory fees, or brokers’ commissions relating to or arising out of the transactions contemplated hereby.  Buyer shall pay, and hold Seller harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.  Buyer acknowledges that it has engaged the Broker in connection with the purchase of the Shares.  Other than the Broker, Buyer has not engaged any agent in connection with the purchase of the Shares.

(g)           No Legal Advice from Seller. Buyer acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Buyer’s own legal counsel and investment and tax advisors. Buyer is relying solely on such counsel and advisors and not on any statements or representations of Seller or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

6.           Representations and Warranties of Vector.

6.1           Vector hereby represents to Seller on the date hereof and on the Settlement Date that:

(a)           Authority. This Agreement has been validly authorized, executed and delivered by Vector and, assuming the due authorization, execution and delivery thereof by Seller, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Vector does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Buyer and/or Vector is a party which would prevent Buyer and/or Vector from performing its obligations hereunder and pursuant to the Acquisition or (ii) any law, statute, rule or regulation to which Buyer, Vector, the Acquisition and/or the transactions contemplated hereby is subject.

(b)           Litigation.  There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of Vector, threatened against Vector which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

(c)           Consents.  No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by Vector of this Agreement and the consummation of the transactions contemplated thereby.

7.           Termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall terminate (without any action required by any party hereto) if the Acquisition is not consummated on the Acquisition Closing Date; provided, that this Section 7 and Section 8 of this Agreement shall survive any such termination. Upon the termination of this Agreement, the Settlement shall not be consummated and Seller shall have all right, title and interest in and to the Shares and Buyer will have no rights whatsoever in or with respect to the Shares.  Except for the Seller’s right to the Shares upon the termination of this Agreement in accordance with its terms, the Seller acknowledges and agrees that it will have no recourse whatsoever against the Buyer in the event that this Agreement is terminated.  In the event that the trade of the Shares discussed in this Agreement does not settle, Seller shall be entitled to any rights available to Seller under applicable law, including, without limitation, the right to exercise all liquidation rights and Conversion Rights applicable to the Shares and entitled to receive from Vector all distributions attributable to the Shares.  If the Acquisition is not consummated on the Acquisition Closing Date, Vector agrees that it will not seek to consummate the Acquisition or any acquisition of an alternative target business or seek to locate an alternative target business and will use its reasonable best efforts to seek the approval of its stockholders to liquidate and dissolve.

8.            MISCELLANEOUS

8.1           Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

8.2           Expenses of Seller.  Vector will pay the reasonable legal fees of Seller related to the negotiation and execution of this Agreement.

8.3           Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

8.4           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

8.5           Remedies.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law.  It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.  For the avoidance of doubt, Seller shall not have the right for or to request the specific performance of Buyer’s obligations hereunder if the Acquisition is not consummated by the Acquisition Closing Date.

8.6           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement shall not be assigned by either party without the prior written consent of the other party hereto.

8.7           Entire Agreement; Changes in Writing.  This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby.  Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

8.8           Indemnification.

(a)           In consideration of Seller’s execution and delivery of this Agreement, in addition to all of Vector’s other obligations hereunder, from and after the closing of the Acquisition, Vector shall defend, protect, indemnify and hold harmless Seller and the Broker and all of their respective stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by Buyer and/or Vector in this Agreement, (ii) any breach of any covenant, agreement or obligation of Buyer and/or Vector in this Agreement or (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of Vector) and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or otherwise in connection with the Acquisition.  To the extent that the foregoing undertaking by Vector may be unenforceable for any reason, Vector shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

(b)           Promptly after receipt by an Indemnitee under this Section 8.8 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section 8.8, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of the Indemnitee, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding.  Legal counsel referred to in the immediately preceding sentence shall be selected by Seller.  The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Indemnified Liabilities by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee that relates to such action or Indemnified Liabilities.  The indemnifying party shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent.  No indemnifying party shall, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liabilities or litigation.  Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under this Section 8.8, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(c)           The indemnification required by this Section 8.8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(d)           The indemnity agreements contained herein shall be in addition to  (x) any cause of action or similar right of the Indemnitee against the indemnifying party or others, and (y) any liabilities the indemnifying party may be subject to pursuant to the law.

8.9           Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

8.10           .No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

8.11            Further Assurances.  Each party shall use its reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.12            Confidentiality.  Buyer and Seller each hereby agrees, without the prior written consent of the other, to not disclose, and to otherwise keep confidential, the sale of the Shares contemplated hereby, except to the extent that disclosure thereof is required by law, rule or regulation or as required or requested by any competent governmental, regulatory or supervisory authority or has become publicly known through no fault of such party; provided, however, that Buyer and Seller may disclose information regarding such sale to their respective accountants, attorneys, limited partners, shareholders and other interest holders.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

BUYER: GMS ACQUISITION PARTNERS HOLDINGS, LLC By: /s/ Jason Epstein Name: Jason Epstein Title: CEO Address: 153 E. 53rd Street 58th Floor New York, NY 10022

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

VECTOR: VECTOR INTERSECT SECURITY ACQUISITION CORP. By: /s/ Yaron Eitan Name: Yaron Eitan Title: President Address: [●]

2

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

BROKER:

Solely for purposes of Sections 3, 7 and 8 above:

RODMAN & RENSHAW, LLC

By: /s/ David Horin
Name: David Horin
Title: Chief Financial Officer

Address:

1251 Avenue of the Americas
20th Floor
New York, NY, 10020
Telephone:   (212) 356-0500
Facsimile:      (212) 581-5690
Attention:

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

SELLER:

HUDSON BAY FUND, LP

By: /s/ Yoav Roth
Name: Yoav Roth
Title: Principal & Portfolio Manager

Address:

120 Broadway, 40th Floor
New York, New York 10271
Attention: Yoav Roth
                   May Lee
Facsimile:  212-571-1279
Telephone: 212-571-1244

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York  10022
Telephone:  (212) 756-2000
Facsimile:     (212) 593-5955
Attention:    Eleazer N. Klein, Esq.

Purchase Price Per Share: $8.03

Number of Shares to be Purchased: 138,600

Aggregate purchase price to be paid by Buyer: $1,112,958

Trade Date: December 18, 2008

Control #:  570058365075

Settlement: T+3

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

SELLER:

HUDSON BAY OVERSEAS FUND, LTD.

By: /s/ Yoav Roth
Name: Yoav Roth
Title: Principal & Portfolio Manager

Address:

120 Broadway, 40th Floor
New York, New York 10271
Attention: Yoav Roth
                   May Lee
Facsimile:  212-571-1279
Telephone: 212-571-1244

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York  10022
Telephone:  (212) 756-2000
Facsimile:     (212) 593-5955
Attention:    Eleazer N. Klein, Esq.

Purchase Price Per Share: $8.03

Number of Shares to be Purchased: 281,400

Aggregate purchase price to be paid by Buyer: $2,259,642

Trade Date: December 18, 2008

Control #:  570058366108

Settlement: T+3